Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Black Knight, Inc.:

We consent to the use of our reports dated February 23, 2018, with respect to the consolidated balance sheets of Black Knight, Inc. and subsidiaries (the “Company”) as of December 31, 2017 and 2016, and the related consolidated statements of earnings and comprehensive earnings, equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, incorporated herein by reference.

Our report dated February 23, 2018, on the consolidated financial statements of the Company contains an explanatory paragraph which states that, as discussed in Note 1 to the consolidated financial statements, on September 29, 2017, Fidelity National Financial, Inc. completed its distribution of the Company.

/s/ KPMG LLP

Jacksonville, Florida
February 15, 2019